For Immediate Release
Phoenix, Arizona - April 22, 2009
Contact:
David Jackson, CFO
(602) 269-2000

Knight Transportation Reports Revenue and Net Income for the First Quarter Ended March 31, 2009

Knight Transportation, one of North America’s largest truckload carriers, reported revenue and earnings for the first quarter March 31, 2009.  Highlights include:

•	Diluted earnings per share of $0.14 compared to $0.13 in the year-ago period, an increase of 6.8%.

•	Operating income of $19.4 million in the quarter, a 3.9% increase year-over-year.

•	Net income of $11.7 million, an increase of 2.9%.

•	Revenue before fuel surcharge of $133.1 million, a 5.8% decrease from the year-ago period.

•	Debt free balance sheet and cash , cash equivalents and short term investments of $83.0 million at quarter end, a $29.1 million increase from December 31, 2008.

For the quarter, revenue before fuel surcharge decreased 5.8%, to $133.1 million from $141.3 million. Primarily due to decreased fuel surcharge revenue, total revenue decreased 15.7%, to $148.7 million from $176.4 million for the same quarter of 2008. The U.S. average cost of diesel fuel during the first quarter was $2.19 compared to $3.55 in the first quarter of 2008.  Operating income in the quarter of $19.4 million represented a 3.9% increase over the $18.7 million reported in the first quarter 2008.  Net income increased 2.9% to $11.7 million from $11.4 million for the same period of 2008. Net income per diluted share for the quarter was $0.14, compared to $0.13 for the same period of 2008.

The company previously announced a cash dividend of $.04 per share to shareholders of record on March 6, 2009, which was paid on March 27, 2009.

Chairman and Chief Executive Officer Kevin P. Knight offered the following comments:

“During one of the most challenging first quarters that we can remember for the trucking industry, Knight grew operating income year-over-year, hauled more loads than the year-ago period, increased our financial strength and improved our operations.  I am proud of our employees for the effort that drove these results.

“The first quarter is typically the slowest from a seasonal perspective, and this year we were also dealing with broad-based economic weakness.  The rapid decline in industry-wide shipment activity that was evident in the fourth quarter initially carried over into the first.  However, as the quarter progressed we did experience some moderation in the pace of the decline as some sectors of the economy appeared to replenish very low inventory levels.  Importantly, we believe our multiple-truckload service offerings enabled us to grow our market share as seen in our year-over-year growth in the number of loads hauled, particularly within Knight Refrigerated and our drayage activity through Knight Intermodal.

“Price competition remained intense during the quarter, and we experienced a high level of bid activity in the quarter.  This activity has now tapered off to a more normal pace.  However, the security of our strong financial position, the high levels of localized service provided through our network of service centers and branches, along with our diversified customer base, helped to mitigate some of these pricing pressures.  While we do not underestimate the pricing challenges ahead of us, we believe our model provides us with the flexibility to respond appropriately in this environment.

“Equipment productivity, as measured by average revenue per tractor in the quarter, was down 4.7% from the year-ago period.  Our non-paid empty mile percentage increased to 12.5% from 11.9% in the year-ago period, and reflected weak freight demand.  Our average length of haul decreased to 481 miles from 527 miles in the same period last year.  The drayage activities in our intermodal business had a modestly negative effect on our average length of haul.

“Despite these challenges and the resulting pressures on revenue, we were able to grow both our operating income and net income.  On a consolidated basis Knight Transportation produced an operating ratio (operating expenses, net of fuel surcharge, as a percentage of revenue before fuel surcharge) of 85.4% in the first quarter of this year compared to 86.7% in the same period last year.   Knight Dry Van generated an operating ratio of 85.6%.  Knight Refrigerated generated an operating ratio of 81.6%.  Knight Brokerage generated an operating ratio of 93.3%.  Profitability in the quarter was helped by lower diesel fuel prices, ongoing internal initiatives to reduce costs and the flexibility of our decentralized business model to adjust and adapt to market conditions.

 “We were pleased that our refrigerated truckload and brokerage businesses continued to complement our core dry van truckload business, while standing on their own from the standpoint of profitability and returns.  Refrigerated, in particular, continued to show strong results in the quarter with year-over-year load growth of over thirty percent.  Refrigerated and Brokerage, established in 2004 and 2005, respectively, reflect our strategy to bring complementary services to our customers that also bring operational and economic benefits to Knight.  More recently we benefitted from our newly established intermodal activities at the California ports.  Our ongoing commitment to environmentally sound business practices and our intimate familiarity with the West Coast port markets leaves us well positioned for continued growth in this segment.

“Our decentralized business model is predicated on the hard work, entrepreneurial spirit and attention to detail that our employees bring to the marketplace.  On average, our Service Center Managers have over nine years of industry experience and nearly seven years at Knight.  These managers are guided by our leadership, who at the Vice President and above levels average over eighteen years of industry experience, with nearly twelve years at Knight.  We believe that as we enter a third year of challenging freight markets that our team is well-suited to make the right decisions for our customers and our shareholders.

“A foundation of our company since inception has been an extreme focus on cost per mile.  It is part of our culture and operating philosophy, and should continue to serve us well during these challenging times. During the quarter we saw several successes in the cost control arena.

“Lower diesel fuel prices combined with ongoing success of several internal initiatives to improve fuel efficiency helped profitability.  These initiatives enabled us to show improvements in driver fuel efficiency, more disciplined fuel purchasing and fuel stop routing, and out-of-route miles despite a shorter length of haul.  We believe many of these improvements are sustainable.

“During the quarter we saw benefits from continued improvement in insurance and claims expense.  Over the last 24 months we have implemented the Smith Systems training throughout our service center network.  We believe such training and other management efforts have been instrumental factors in reducing the severity and frequency of accidents.

 “We continue to operate a relatively young fleet of late-model equipment.  We operate 1,775 tractors that are 2007 U.S. EPA emission compliant.  Our service center network allows us to efficiently maintain this equipment.  Looking ahead, we plan to continue a similar trade cycle and adopt the even cleaner burning engines which will be available in 2010.

“In the quarter, our gain on the sale of equipment was $839,000 compared to $672,000 for the same period last year, an increase of $167,000.

“While we can be modestly encouraged by some modest seasonal recovery in business activity, it is not within our means to foresee when industry supply and demand fundamentals will come back into balance.  However, we are optimistic about our competitive position and our ability to execute our model.  We believe we are in a strong financial position, and that our strategy for growth is sound.  We believe that our level of profitability, fleet renewal strategy, and use of owner-operators should enable us to internally finance attractive levels of fleet growth when demand conditions are right.  Conversely, during times when we choose to maintain or trim our fleet levels, the business generates free cash flow that can be used for share repurchases, dividends or external growth opportunities.  We increased our cash balances by $29.1 million and finished the quarter debt-free with $83.0 million in cash, cash equivalents and short term investments after paying out $8.2 million for stock re-purchase and shareholder dividends.  We believe this leaves us very well positioned for an eventual recovery, and sufficient financial strength to weather the intermediate term challenges and carry out our long term profitable growth strategy.”

The company will hold a conference call on April 22, 4:30PM EDT, to further discuss its results of operations for the quarter ended March 31, 2009. The dial in number for this conference call is 1-866-793-1299. Slides to accompany this call will be posted on the company’s website and will be available to download prior to the scheduled conference time.  To view the presentation, please visit http://investors.knighttrans.com/presentations, “First Quarter 2009 Conference Call Presentation.”

Knight Transportation, Inc. is a truckload carrier offering dry van, refrigerated, intermodal and brokerage services to customers through a network of service centers and branches located throughout the United States serving North America. As “Your Hometown National Carrier,” Knight strives to offer customers and drivers personal service and attention through each service center, while offering integrated freight transportation nationwide and beyond through the scale of one of North America’s largest trucking companies. The principal types of freight we transport include consumer staples, retail, paper products, packaging/plastics, manufacturing, and import/export commodities.

INCOME STATEMENT DATA:	Three Months Ended March 31,
	(Unaudited, in thousands, except per share amounts)

	2009	2008
REVENUE:
Revenue, before fuel surcharge	$133,129	$141,302
Fuel surcharge	15,590	35,109
TOTAL REVENUE	148,719	176,411

OPERATING EXPENSES:
Salaries, wages and benefits	48,304	50,011
Fuel expense - gross	28,879	53,557
Operations and maintenance	9,988	9,301
Insurance and claims	5,316	7,066
Operating taxes and licenses	3,561	3,652
Communications	1,472	1,414
Depreciation and amortization	17,701	16,953
Lease expense - revenue equipment	-	54
Purchased transportation	10,695	12,921
Miscellaneous operating expenses	3,354	2,755
	129,270	157,684
Income From Operations	19,449	18,727

Interest income	306	254
Other income/(expense)	(21)	-

Income Before Income Taxes	19,734	18,981
INCOME TAXES	7,990	7,564

NET INCOME	$11,744	$11,417
Net Income Per Share
- Basic	$0.14	$0.13
- Diluted	$0.14	$0.13
Weighted Average Shares Outstanding
- Basic	83,335	86,335
- Diluted	83,611	86,792

BALANCE SHEET DATA:
	03/31/09	12/31/08
ASSETS	(Unaudited, in thousands)
Cash and cash equivalents	$36,340	$22,027
Short term investments	46,663	31,877
Accounts receivable, net	66,158	70,810
Notes receivable, net	805	159
Other current assets	13,881	13,258
Prepaid expenses	7,480	7,108
Income tax teceivable	-	774
Current deferred tax asset	7,205	6,480
Total Current Assets	178,532	152,493

Property and equipment, net	461,608	472,228
Notes receivable, long-term	1,558	674
Goodwill	10,348	10,353
Intangible assets, net	160	176
Long-term deferred tax assets	5,696	5,877
Other assets and restricted cash	5,246	5,139

Total Assets	$663,148	$646,940

LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable	$7,450	$6,195
Accrued payroll and purchased transportation	8,469	7,432
Accrued liabilities	13,957	6,273
Claims accrual - current portion	14,985	15,239
Total Current Liabilities	44,861	35,139

Claims accrual - long-term portion	14,762	15,236
Deferred Income Taxes	114,878	112,661
Total Long-term Liabilities	129,640	127,897

Total Liabilities	174,501	163,036

Common stock	831	834
Additional paid-in capital	110,107	108,885
Retained earnings	377,709	374,185
Total Shareholders' Equity	488,647	483,904

Total Liabilities and Shareholders' Equity	$663,148	$646,940

	Three Months Ended March 31,

	2009	2008
	(Unaudited)	(Unaudited)
OPERATING STATISTICS			%
			Change
Average Revenue Per Tractor*	$33,983	$35,668	-4.7%

Non-paid Empty Mile Percent	12.5%	11.9%	5.0%

Average Length of Haul	481	527	-8.7%

Operating Ratio**	85.4%	86.7%

Average Tractors - Total	3,721	3,723	-0.1%

Tractors - End of Quarter:
Company	3,443	3,481
Owner - Operator	246	193
	3,689	3,674

Trailers - End of Quarter	8,871	8,677

Net Capital Expenditures (in thousands)	$10,880	$21,625

Adjusted Cash Flow From Operations Excluding Change in Short-term Investments (in thousands)***	$47,850	$38,728

*	Includes dry van and refrigerated revenue excluding fuel surcharge, brokerage revenue, and other revenue.
**
Operating ratio as reported in this press release is based upon total operating expenses, net of fuel surcharge, as a percentage of revenue, before fuel surcharge. Revenue from fuel surcharge is available on the accompanying statements of income.  We measure our revenue, before fuel surcharge, and our operating expenses, net of fuel surcharge, because we believe that eliminating this sometimes volatile source of revenue affords a more consistent basis for comparing our results of operations from period to period.

***
Adjusted cash flow from operations of $47,850,000 does not include $14.8 million increase in short-term investments for the quarter ended March 31, 2009, and $38,728,000 does not include $480,000 decrease in short-term investments for the comparative quarter ended March 31, 2008. These are the reconciling items needed to tie back to cashflow from operations.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended.  These statements generally may be identified by their use of terms or phrases such as "expects," "estimates," "anticipates," "projects," "believes," "plans," "intends," "may," "will," "should," "could," "potential," "continue," "future," and terms or phrases of similar substance.  Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.  Accordingly, actual results may differ from those set forth in the forward-looking statements.  Readers should review and consider the factors that may affect future results and other disclosures by the Company in its press releases, stockholder reports, Annual Report on Form 10-K, and other filings with the Securities Exchange Commission.  We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

Contact:      Dave Jackson, CFO, at (602) 269-2000

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